EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                             Three Months Ended                                             Year Ended
                                                       March 31                                            December 31
                                             ------------------    ---------------------------------------------------
                                                2004       2003       2003       2002       2001       2000       1999
=========================================    =======    =======    =======    =======    =======    =======    =======
Income from continuing
    operations                               $   487    $   393    $ 1,595    $ 1,163    $ 1,179    $ 1,557    $   461
Add:
    Minority interest(a)                          13         19         62         77        143        185         58
    Adjusted income from equity
      investments(b)                               4         25         69        308         89         31         73
                                             -------    -------    -------    -------    -------    -------    -------
                                                 504        437      1,726      1,548      1,411      1,773        592
                                             -------    -------    -------    -------    -------    -------    -------
Add:
    Provision for taxes on
      income (other than foreign oil
      and gas taxes)                             199        183        682        (41)       172        871        306
    Interest and debt expense(c)                  72        133        335        309        411        540        515
    Portion of lease rentals
      representative of the interest
      factor                                       2          7          8          6          7          6         31
                                             -------    -------    -------    -------    -------    -------    -------
                                                 273        323      1,025        274        590      1,417        852
                                             -------    -------    -------    -------    -------    -------    -------

Earnings before fixed charges                $   777    $   760    $ 2,751    $ 1,822    $ 2,001    $ 3,190    $ 1,444
                                             =======    =======    =======    =======    =======    =======    =======
Fixed charges
    Interest and debt expense
      including capitalized
      interest(c)                            $    74    $   134    $   341    $   321    $   417    $   543    $   522
    Portion of lease rentals
      representative of the interest
      factor                                       2          7          8          6          7          6         31
                                             -------    -------    -------    -------    -------    -------    -------

    Total fixed charges                      $    76    $   141    $   349    $   327    $   424    $   549    $   553
                                             =======    =======    =======    =======    =======    =======    =======

Ratio of earnings to fixed charges             10.22       5.39       7.88       5.57       4.72       5.81       2.61
=========================================    =======    =======    =======    =======    =======    =======    =======

(a) Represents minority interests in net income of majority-owned subsidiaries and partnerships having fixed charges.
(b) Represents income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(c) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.